Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-166842 and No. 333-189269 on Form S-3 and No. 333-33165, No. 333-122502, No. 333-149069, No. 333-163808, and No. 333-175775, and No. 333-185449 on Form S-8 of our reports dated December 9, 2014, relating to the consolidated financial statements and financial statement schedule of Hutchinson Technology Incorporated and subsidiaries, and the effectiveness of Hutchinson Technology Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hutchinson Technology Incorporated for the year ended September 28, 2014.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 9, 2014